Exhibit 99.1

NEWS RELEASE

NYSE:LDG

Contact: Farra Levin
925-979-3975

Longs Drug Stores Corporation Announced
At Its Annual Meeting of Stockholders
• July 10 Cash Dividend
• Retirement of Robert M. Long
• Preliminary Proxy Results

WALNUT CREEK, Calif. (May 22, 2007) – Longs Drug Stores Corporation (NYSE: LDG) today announced a cash dividend, the retirement of Robert M. Long from the Board of Directors and the preliminary proxy results at its 2007 Annual Meeting of Stockholders.

The Board of Directors for Longs Drug Stores Corporation declared a quarterly cash dividend on common shares of $0.14 per share payable July 10, 2007 to stockholders of record at the close of business on May 29, 2007.

Robert M. Long, whose term has expired, retired from the Board as Chairman Emeritus effective today. Bob Long was elected to the Board of Directors in 1968 and was elected President of Longs Drugs in 1975. On February 26, 1991, he was elected Chairman and Chief Executive Officer. The Company had grown to 416 stores generating $3.7 billion in sales by 2000 when he relinquished the Chief Executive Officer title. Bob Long continued to serve on the Board of Directors as Chairman from 2000 to 2003 and afterward as Chairman Emeritus.

“The Board of Directors and the employees of Longs Drugs extend our deepest appreciation and gratitude for Bob’s contributions to the Company that his father and uncle founded nearly seventy years ago,” said Warren F. Bryant, Chairman, President and Chief Executive Officer. “Bob’s leadership furthered Longs’ mission to be the neighborhood drug store and we are proud to have surpassed $5 billion in sales before his retirement.”

Stockholders elected three directors at the 2007 Annual Meeting of Stockholders. Evelyn S. Dilsaver, President and Chief Executive Officer of Charles Schwab Investment Management, Inc., and Executive Vice President of The Charles Schwab Corporation; Lisa M. Harper, former Chairman and Chief Creative Officer of The Gymboree Corporation; and Harold R. Somerset, Director of Brown and Caldwell and former President and Chief Executive Officer of C&H Sugar Company, Inc.

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Board members whose terms continue are: Leroy T. Barnes, Jr., former Vice President and Treasurer of PG&E Corporation; Warren F. Bryant, Chairman, President and Chief Executive Officer of Longs Drug Stores Corporation; Murray H. Dashe, former Chairman of the Board, Chief Executive Officer and President of Cost Plus, Inc.; Mary S. Metz, Ph.D., retired President of S.H. Cowell Foundation; Donna A. Tanoue, Vice Chairman of Bank of Hawaii Corporation; and Anthony G. Wagner, former Vice President of Kaiser Foundation Health Plan, Inc. Eight of the nine members of the Longs’ Board of Directors are independent.

Stockholders ratified the Company’s auditing firm, Deloitte & Touche LLP, as independent auditors for Fiscal Year 2008.

ABOUT THE COMPANY

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. The Company operates 497 retail pharmacies and offers a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.

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